Exhibit 99.1

 American Retirement Corporation Completes Letter of Credit Facility

    NASHVILLE, Tenn.--(BUSINESS WIRE)--June 30, 2005--American Retirement Corporation (NYSE:ACR), a leading national provider of senior living housing and care, announced today that it had set up a letter of credit facility with Bank of America.
    The facility is for $10.6 million and is collateralized by two unencumbered assisted living communities. The initial use of the letters of credit was to replace $8.4 million of cash being used to collateralize reserves required by the state of Florida for several entrance-fee communities. The cash that was released was used to reduce debt. Additional letter of credit capacity can be added to the facility.
    "This is a part of our strategy to use the improved financial position of the Company to reduce our restricted cash and, in turn, reduce debt," said Bill Sheriff, Chairman, President and CEO of American Retirement Corporation. "We are pleased to establish this facility with Bank of America, an institution with which we have enjoyed a long-term relationship."

    Company Profile

    American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and Alzheimer's care. Established in 1978, the Company believes that it is a leader in the operation and management of senior living communities, including independent living communities, continuing care retirement communities, free-standing assisted living communities, and the development of specialized care programs for residents with Alzheimer's and other forms of dementia. The Company's operating philosophy is to enhance the lives of seniors by striving to provide the highest quality of care and services in well-operated communities designed to improve and protect the quality of life, independence, personal freedom, privacy, spirit, and dignity of its residents. The Company currently operates 67 senior living communities in 14 states, with an aggregate unit capacity of approximately 13,300 units and resident capacity of approximately 14,900. The Company owns 17 communities, leases 44 communities, and manages six communities pursuant to management agreements.

    Risks of Forward-Looking Statements

    Statements contained in this press release may be deemed to constitute forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company or its management and are subject to risks, uncertainties, and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements made in this press release include those risks described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

    CONTACT: American Retirement Corporation
             Ross C. Roadman, 615-376-2412